Main Street Announces Second Quarter 2012 Financial Results

Second Quarter 2012 Distributable Net Investment Income Per Share Increased 14% from Second Quarter 2011 to $0.49 Per Share

HOUSTON, Aug. 2, 2012 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

  Total investment income of $20.8 million, representing a 29% increase from the second quarter 2011
  Distributable net investment income of $13.4 million (or $0.49 per share), representing a 33% increase from the second quarter 2011 (1)
  Net Asset Value of $16.89 per share at June 30, 2012, representing an increase of 11% compared to $15.19 per share at December 31, 2011
  Paid second quarter 2012 dividends of $0.42 per share, or $0.14 per share for each of April, May, and June 2012, representing a 7.7% increase compared to second quarter 2011 dividends
  Declared third quarter 2012 dividends of $0.435 per share, or $0.145 per share for each of July, August, and September 2012, representing an 11.5% increase compared to third quarter 2011 dividends
  Estimated spillover taxable income (cumulative taxable income in excess of cumulative dividends paid) at June 30, 2012 of $27.3 million, or $0.87 per share
  Completed $163.1 million in total portfolio investments, including investments in 25 new companies
  Completed public equity offering at 143% of the then latest reported Net Asset Value per share, for $93.0 million in total net proceeds
  Expanded the credit facility to support future investment and operational activities from $235.0 million to $277.5 million in total commitments

Second Quarter 2012 Operating Results

For the second quarter of 2012, total investment income was $20.8 million, a 29% increase over the $16.1 million of total investment income for the corresponding period of 2011. This comparable period increase was principally attributable to a $4.7 million increase in interest income from higher average levels of portfolio debt investments, partially offset by a $0.1 million decrease in dividend income from portfolio equity investments primarily due to a $0.3 million special dividend from one portfolio equity investment received in the second quarter of 2011. The increase in investment income included a $0.4 million increase in investment income associated with higher levels of accelerated prepayment activity for certain portfolio debt investments and marketable securities investments in comparison to the second quarter of 2011.

The $0.6 million of share-based compensation expense recognized during the second quarter of 2012 related to non-cash amortization expense for restricted share grants. Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $7.4 million in the second quarter of 2012 from $6.1 million in the corresponding period of 2011. This comparable period increase in operating expenses was principally attributable to (i) higher interest expense of $0.9 million as a result of increased borrowing activity under Main Street's credit facility (the "Credit Facility") and the issuance of an additional $10 million in Small Business Investment Company ("SBIC") debentures subsequent to June 30, 2011 and (ii) higher compensation and other operating expenses of $0.4 million related to the increases in investment income and the investment portfolio compared to the corresponding period of 2011. The ratio of total operating expenses, excluding interest expense, as a percentage of average total assets for the three months ended June 30, 2012 was 1.9% on an annualized basis, compared to 2.3% on an annualized basis for the corresponding period of 2011.

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 33% to $13.4 million, or $0.49 per share, in the second quarter of 2012 compared with $10.1 million, or $0.43 per share, in the corresponding period of 2011.(1) (2) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher interest and other operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the second quarter of 2012 reflects (i) an increase of approximately $0.01 per share from the comparable period in 2011 in investment income attributable to higher levels of accelerated prepayment activity for certain portfolio debt investments and marketable securities investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2011 primarily due to the October 2011 and June 2012 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, decreased 2% to $10.1 million, or $0.37 per share, in the second quarter of 2012 compared with distributable net realized income of $10.3 million, or $0.44 per share, in the corresponding period of 2011.(1) (2) This decrease was primarily attributable to a $3.4 million realized loss during the second quarter of 2012 on the full exit of a lower middle market ("LMM") portfolio investment that had been fully impaired in prior periods, partially offset by the higher level of total distributable net investment income in the second quarter of 2012 compared to the corresponding period of 2011.

The net increase in net assets resulting from operations attributable to common stock was $24.2 million, or $0.88 per share, in the second quarter of 2012, representing an increase of 37% compared with $17.6 million, or $0.77 per share, in the corresponding period of 2011.(2) The $15.7 million net change in unrealized appreciation during the second quarter of 2012 was principally attributable to (i) unrealized appreciation on 21 LMM portfolio investments totaling $14.9 million, partially offset by unrealized depreciation on 5 LMM portfolio investments totaling $1.4 million, (ii) $1.1 million of net unrealized appreciation on the middle market investment portfolio, (iii) $0.5 million of net unrealized appreciation on the other portfolio investments and marketable securities and idle funds investments, (iv) accounting reversals of net unrealized depreciation in the amount of $2.4 million related to portfolio investment exits and exits of marketable securities and idle funds investments, and (v) $1.8 million of net unrealized depreciation attributable to SBIC debentures held by its wholly-owned subsidiary Main Street Capital II, LP. For the second quarter of 2012, Main Street also recognized a net income tax provision of $1.0 million related to deferred taxes of $0.6 million on net unrealized appreciation of equity investments held in its taxable subsidiaries and other taxes of $0.4 million primarily related to accruals for excise tax on its estimated spillover taxable income in 2012 and other taxes.

Liquidity and Capital Resources

As of June 30, 2012, Main Street had approximately $32.0 million in cash and cash equivalents and $8.1 million in marketable securities and idle funds investments. Main Street also had $189.5 million of unused capacity under the Credit Facility as of June 30, 2012. Since June 30, 2012, Main Street has further expanded the Credit Facility from $277.5 million to $287.5 million. The expansion of the Credit Facility included the addition of one new lender relationship which further diversifies the Main Street lending group to a total of nine participants. The increase in total commitments was executed under the upsized accordion feature of the Credit Facility which allows Main Street to increase the total commitments under the facility up to $350 million from new or existing lenders on the same terms and conditions as the existing commitments. The Credit Facility will mature in September 2014, although the Credit Facility contains two, one year extension options which could extend the maturity to September 2016. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of June 30, 2012, Main Street had $88.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.7%.

As of June 30, 2012, Main Street had $220 million of SBIC debenture leverage outstanding which bears a weighted average fixed interest rate of approximately 5.1%, paid semi-annually, and matures ten years from original issuance. The weighted average remaining duration for the existing SBIC leverage is approximately 6.2 years as of June 30, 2012.

Lower Middle Market Portfolio Information (all as of June 30, 2012) (3)

Main Street had debt and equity investments in 54 LMM companies collectively totaling approximately $423.6 million in fair value with a total cost basis of approximately $340.8 million. Approximately 78% of Main Street's LMM portfolio investments at cost were in the form of secured debt investments, and 95% of these debt investments were secured by first priority liens on the assets of portfolio companies. The weighted average annual effective yield on Main Street's LMM portfolio debt investments on June 30, 2012 was 15.0%.(4)

Based on information provided by Main Street's LMM portfolio companies, which Main Street has not independently verified, the portfolio companies had a weighted average net senior debt (senior interest-bearing debt through Main Street's debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of approximately 1.9 to 1.0 and a total EBITDA to senior interest expense ratio of approximately 3.8 to 1.0.(5) Including all debt that is junior in priority to Main Street's debt position, these ratios were approximately 2.2 to 1.0 and 3.6 to 1.0, respectively.(5)

Main Street had equity ownership in 91% of its LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of Main Street's LMM portfolio company equity investments at June 30, 2012 was approximately 208% of the cost of such equity investments.

Based upon Main Street's internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for Main Street's total LMM investment portfolio was 2.1 at both June 30, 2012 and March 31, 2012.

Middle Market Portfolio Information (all as of June 30, 2012) (6)

Main Street had middle market portfolio investments in 77 companies collectively totaling approximately $343.4 million in fair value with a total cost basis of approximately $341.8 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than Main Street's LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of Main Street's balance sheet. The weighted average revenues for the 77 middle market portfolio company investments was approximately $519 million. Main Street's middle market portfolio investments are primarily in the form of debt investments, and 91% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on Main Street's middle market portfolio debt investments on June 30, 2012 was approximately 8.7%.(4)

Portfolio Quality

As of June 30, 2012, Main Street had no investments with positive fair value on non-accrual status and one fully impaired investment which comprised approximately 0.2% of the investment portfolio at cost. Main Street's total portfolio investments at fair value were approximately 112% of the related cost basis as of June 30, 2012.

Second Quarter Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 3, 2012 at 10:00 a.m. Eastern Time to discuss the second quarter 2012 financial results.

You may access the conference call by dialing 480-629-9771 or 877-941-0844 and quote passcode 4555064 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 10, 2012 and may be accessed by dialing 303-590-3030 and using the passcode 4555064. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended June 30, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2012 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) Per share amounts for the second quarter of 2011 exclude the earnings that were attributable to the remaining noncontrolling equity interest in Main Street Capital II, LP prior to Main Street's acquisition of such noncontrolling equity interests during the first quarter of 2012.

(3) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. LMM portfolio company financial information has not been independently verified by Main Street.

(4) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(5) Excludes one investment that is in the "rapid growth" phase of its business life cycle with high customer acquisition costs.

(6) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, other portfolio investments, marketable securities and idle funds investments, and Main Street's investment in Main Street Capital Partners, LLC, the wholly owned Investment Manager. Middle market portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in our filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard / ksdennard@drg-l.com
Ben Burnham / bburnham@drg-l.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 6,083	$ 6,491	$ 11,850	$ 12,216
Affiliate investments	4,141	3,114	9,814	5,283
Non-Control/Non-Affiliate investments	10,101	6,185	18,248	11,614
Total interest, fee and dividend income	20,325	15,790	39,912	29,113
Interest from marketable securities, idle funds and other	517	339	1,489	391
Total investment income	20,842	16,129	41,401	29,504
EXPENSES:
Interest	(4,180)	(3,264)	(8,044)	(6,166)
General and administrative	(554)	(600)	(1,162)	(1,107)
Expenses reimbursed to affiliated Investment Manager	(2,702)	(2,207)	(5,359)	(4,337)
Share-based compensation	(580)	(443)	(1,161)	(886)
Total expenses	(8,016)	(6,514)	(15,726)	(12,496)
NET INVESTMENT INCOME	12,826	9,615	25,675	17,008

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	(96)	-	(2,061)	-
Affiliate investments	(3,732)	-	5,500	-
Non-Control/Non-Affiliate investments	174	-	337	-
Marketable securities and idle funds investments	325	250	1,033	250
Total net realized gain (loss) from investments	(3,329)	250	4,809	250
NET REALIZED INCOME	9,497	9,865	30,484	17,258

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	17,515	11,472	22,023	15,491
Marketable securities and idle funds investments	(55)	572	(84)	687
SBIC debentures	(1,808)	(2,118)	(1,508)	(2,079)
Investment in affiliated Investment Manager	-	(46)	(51)	(87)
Total net change in unrealized appreciation	15,652	9,880	20,380	14,012

Income tax provision	(996)	(1,963)	(2,872)	(3,163)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	24,153	17,782	47,992	28,107
Noncontrolling interest	-	(158)	(54)	(158)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$ 24,153	$ 17,624	$ 47,938	$ 27,949

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.47	$ 0.41	$ 0.94	$ 0.79
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.35	$ 0.42	$ 1.12	$ 0.80
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS ATTRIBUTABLE TO COMMON STOCK PER SHARE - BASIC AND DILUTED	$ 0.88	$ 0.77	$ 1.77	$ 1.32
DIVIDENDS PAID PER SHARE	$ 0.42	$ 0.39	$ 0.83	$ 0.77
WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	27,365,758	23,015,718	27,118,421	21,128,360

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments (cost: $179,175 and $206,787 as of
June 30, 2012 and December 31, 2011, respectively)	$ 228,903	$ 238,924
Affiliate investments (cost: $104,677 and $110,157 as of
June 30, 2012 and December 31, 2011, respectively)	135,561	146,405
Non-Control/Non-Affiliate investments (cost: $422,174 and
$275,061 as of June 30, 2012 and December 31, 2011, respectively)	426,128	270,895
Investment in affiliated Investment Manager (cost: $2,668 and $4,284 as of
June 30, 2012 and December 31, 2011, respectively)	202	1,869

Total portfolio investments (cost: $708,694 and $596,289 as of
June 30, 2012 and December 31, 2011, respectively)	790,794	658,093
Marketable securities and idle funds investments (cost: $7,925 and $25,935
as of June 30, 2012 and December 31, 2011, respectively)	8,149	26,242

Total investments (cost: $716,619 and $622,224 as of
June 30, 2012 and December 31, 2011, respectively)	798,943	684,335

Cash and cash equivalents	31,976	42,650
Interest receivable and other assets	8,099	6,539
Deferred financing costs (net of accumulated amortization of $2,634 and $2,167 as of
June 30, 2012 and December 31, 2011, respectively)	3,993	4,168

Total assets	$ 843,011	$ 737,692

LIABILITIES

SBIC debentures (par: $220,000 as of June 30, 2012 and
December 31,2011; par of $95,000 is recorded at a fair value of
$78,396 and $76,887 as of June 30, 2012 and December 31, 2011, respectively)	$ 203,396	$ 201,887
Credit facility	88,000	107,000
Interest payable	3,884	3,984
Dividend payable	2,955	2,856
Deferred tax liability, net	5,398	3,776
Payable to affiliated Investment Manager	2,760	4,831
Accounts payable and other liabilities	3,214	2,170

Total liabilities	309,607	326,504
Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized;
31,588,654 and 26,714,384 issued and outstanding
as of June 30, 2012 and December 31, 2011, respectively)	315	267
Additional paid-in capital	462,462	360,164
Accumulated net investment income, net of cumulative dividends of $88,482 and $79,414
as of June 30, 2012 and December 31, 2011, respectively	29,138	12,531
Accumulated net realized loss from investments, net of cumulative dividends of $27,327
and $13,804 as of June 30, 2012 and December 31, 2011, respectively	(29,159)	(20,445)
Net unrealized appreciation, net of income taxes	70,648	53,194

Total Net Asset Value	533,404	405,711

Noncontrolling interest	-	5,477

Total net assets including noncontrolling interests	533,404	411,188

Total liabilities and net assets	$ 843,011	$ 737,692

NET ASSET VALUE PER SHARE	$ 16.89	$ 15.19

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net investment income	$ 12,826	$ 9,615	$ 25,675	$ 17,008
Share-based compensation expense	580	443	1,161	886
Distributable net investment income (1)	13,406	10,058	26,836	17,894
Net realized gain (loss) from investments	(3,329)	250	4,809	250
Distributable net realized income (1)	$ 10,077	$ 10,308	$ 31,645	$ 18,144

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1) (2)	$ 0.49	$ 0.43	$ 0.99	$ 0.83
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.37	$ 0.44	$ 1.17	$ 0.84